Exhibit 99.1
News Release

CONTACT: Michael Berman	FOR IMMEDIATE RELEASE
(312) 279-1496	October 20, 2008
ELS REPORTS THIRD QUARTER RESULTS
Stable Core Performance
          CHICAGO, IL — October 20, 2008 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced results for the quarter and nine months ended September 30, 2008.
     a) Financial Results
          For the third quarter 2008, Funds From Operations (“FFO”) were $22.7 million, or $0.74 per share on a fully-diluted basis, compared to $21.4 million, or $0.70 per share on a fully-diluted basis for the same period in 2007. For the nine months ended September 30, 2008, FFO was $77.1 million, or $2.53 per share on a fully-diluted basis, compared to $70.9 million, or $2.33 per share on a fully-diluted basis for the same period in 2007. The results for the quarter and nine months ended September 30, 2008 include the results of Privileged Access, LP (“Privileged Access”) for the period beginning on August 14, 2008 through September 30, 2008 due to the acquisition of substantially all of the assets and liabilities of Privileged Access on August 14, 2008. See the “Asset-related Transactions” section of this press release for additional discussion of this acquisition.
          Net income available to common stockholders totaled $1.5 million, or $0.06 per share on a fully-diluted basis for the quarter ended September 30, 2008. This compares to net income available to common stockholders of $9.7 million, or $0.39 per share on a fully-diluted basis for the same period in 2007. Net income available to common stockholders totaled $18.3 million, or $0.74 per share on a fully-diluted basis for the nine months ended September 30, 2008. This compares to net income available to common stockholders of $27.4 million, or $1.12 per share on a fully-diluted basis for the nine months ended September 30, 2007.
          The results for the quarter ended September 30, 2007 included a gain from the sale of discontinued real estate of approximately $6.9 million or $0.23 of net income per share on a fully-diluted basis. The results for the nine months ended September 30, 2007 included a gain from the sale of discontinued real estate of approximately $11.4 million or $0.38 of net income per share on a fully-diluted basis.
          The results for the quarter and nine months ended September 30, 2008 include, due to our acquisition of Privileged Access, a deferral of approximately: 1) $4.9 million of non-refundable upfront payments from the sale of right-to-use contracts which will be amortized over the estimated customer life, and 2) $1.6 million of commissions paid on the sale of right-to use contracts which will also be amortized on the same method as the deferred sales revenue. The net deferral for the quarter and nine months ended September 30, 2008 is approximately $3.3 million or $0.11 net income per share on a fully-diluted basis.

          See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Third quarter 2008 property operating revenues were $108.3 million, compared to $94.2 million in the third quarter of 2007. Our property operating revenues for the nine months ended September 30, 2008 were $309.0 million, in comparison property operating revenues were $285.1 million for the nine months ended September 30, 2007.
          For the quarter ended September 30, 2008, our Core property operating revenues increased approximately 3.5 percent and Core property operating expenses increased approximately 5.3 percent, resulting in an increase of approximately 2.0 percent to income from Core property operations over the quarter ended September 30, 2007. For the nine months ended September 30, 2008, our Core property operating revenues increased approximately 3.8 percent and Core property operating expenses increased approximately 4.9 percent, resulting in an increase of approximately 2.9 percent to income from Core property operations over the nine months ended September 30, 2007.
          For the quarter ended September 30, 2008, the Company had 87 new home sales (including 18 third-party dealer sales); a 23.0 percent decrease as compared to the quarter ended September 30, 2007. Gross revenues from home sales were $5.3 million for the quarter ended September 30, 2008, compared to $8.5 million for the quarter ended September 30, 2007. Net loss from home sales and other was ($0.7) million for the quarter ended September 30, 2008, compared to a net loss from home sales and other of ($0.4) million for the same period last year. For the nine months ended September 30, 2008, the Company had 323 new home sales (including 63 third-party dealer sales), a 6.6 percent decrease over the same period in 2007. Gross revenues from home sales were $18.3 million for the nine months ended September 30, 2008, compared to $26.8 million for the same period in 2007. Net loss from home sales and other was ($2.7) million for the nine months ended September 30, 2008 compared to a net income from home sales and other of $29,000 for the nine months ended September 30, 2007.
          Property management expenses were $6.4 million for the quarter ended September 30, 2008, compared to $4.6 million for the same period last year. A significant portion of the increase in property management expenses was due to the acquisition and consolidation of Privileged Access and the 82 Company properties’ that Privileged Access had been leasing and operating prior to the acquisition.
     c) Asset-related Transactions
          On August 14, 2008, the Company acquired substantially all of the assets and certain liabilities of Privileged Access for a note payable of $2.0 million. Privileged Access is an RV and vacation membership business with approximately 130,000 members, which leased approximately 24,300 sites at 82 of the Company’s properties. The $2.0 million unsecured note payable matures on August 14, 2010 and accrues interest at 10 percent per annum. As a result of this transaction, Privileged Access has contributed approximately $6.4 million to FFO for the quarter ended September 30, 2008, which, net of transaction costs, is $0.1 million above the lease payments previously anticipated to be earned for the period between August 14, 2008 and September 30, 2008.

          The Company currently has two all-age properties held for disposition, which are in various stages of negotiations for sale. The Company plans to either reinvest the proceeds from the sales of these properties or reduce its outstanding lines of credit.
     d) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.06 percent per annum. Our unsecured debt balance currently consists of approximately $117 million outstanding on our lines of credit, which have a current availability of approximately $253 million. Interest coverage was approximately 2.1 times in the quarter ended September 30, 2008.
          During the quarter ended September 30, 2008, we closed on approximately $114 million of financing, in the aggregate, with Fannie Mae on seven manufactured home properties at a stated interest rate of 5.91 percent per annum. We used the proceeds from the financing to immediately refinance approximately $79.7 million of maturing mortgage debt with an interest rate of 5.35 percent per annum. The remaining proceeds were used to pay down amounts outstanding on our lines of credit and to pay off maturing mortgages of approximately $22.4 million on five properties with a weighted average interest rate of 5.54 percent per annum.
          In October 2008, the Company paid off five maturing mortgages totaling approximately $33.8 million with a stated interest rate of 5.35 percent per annum. The Company also refinanced a $25.6 million mortgage with a stated interest rate of 5.35 percent per annum on Sherwood Forest, in Kissimmee, Florida with Fannie Mae. The mortgage was refinanced for $31.1 million at a stated interest rate of 6.34 percent per annum, maturing on September 30, 2018.
          The Company has approximately $7.8 million of secured mortgage debt that will mature during the remainder of 2008.
     e) Guidance
          ELS management projects fourth quarter 2008 FFO per share on a fully diluted basis to be in the range of $0.66 to $0.68.
          Preliminary guidance for 2009 FFO per share, on a fully-diluted basis, is projected to be in the range of $3.45 to $3.65 and is based on the following assumptions provided below. The following are based on current projections, make no assumptions regarding free cash flow and are forward-looking:
•	Core property operating revenue for 2009 is expected to grow at approximately 3.0 to 4.0 percent over 2008, assuming stable occupancy. The 2009 Core properties are expected to earn $388 to $389 million in property operating revenues in 2008.

•	Income from Core property operations, excluding property management expenses, is expected to grow from approximately 3.5 to 4.5 percent over 2008. Excluding property management expenses, the 2009 Core properties are expected to contribute $227 to $228 million to income from property operations in 2008.

•	The Company expects the 2009 FFO contribution from the recently acquired Privileged Access operations will be in the range of $39 to $43 million, excluding any property management or corporate general and administrative expenses. The Privileged Access operations includes 82 properties which are excluded from our 2009 Core properties.

•	Property management and corporate general and administrative expenses are expected to be $56 million in 2009.

•	Our 2009 guidance assumes our sales operations will not contribute to FFO in 2009.

•	Other income, including interest income, other corporate income and income from joint ventures (before depreciation expense), is expected to be $6 million in 2009. Any contribution by Privileged Access operations to other income is included in the Privileged Access operations guidance above.

•	Rent control initiatives in 2009 are expected to be $2.4 million.

•	Interest and related amortization expense is expected to be $116 million in 2009.
          The Company’s guidance range acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2008 and 2009 guidance include i) the mix of site usage within the portfolio; ii) yield management on our short-term resort sites; iii) scheduled or implemented rate increases on community and resort sites; iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, v) occupancy changes; and vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2008 and 2009 also may be impacted by, among other things i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; ii) variability in income from home sales operations, including anticipated expansion projects; iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; iv) potential acquisitions, investments and dispositions; v) mortgage debt maturing during the remainder of 2008 and in 2009; vi) changes in interest rates; and vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 309 quality properties in 28 states and British Columbia consisting of 112,045 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on October 21, 2008.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	in the properties we recently started operating as a result of our acquisition of Privileged Access, our ability to control costs, property market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the properties previously leased by Privileged Access under Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007
Property Operations:
Community base rental income	$61,554	$59,366	$184,018	$177,190
Resort base rental income	29,343	25,557	86,973	79,336
Right-to-use annual payments	6,746	—	6,746	—
Right-to-use contracts current period, gross	5,003	—	5,003	—
Right-to-use contracts, deferred, net of prior period amortization	(4,940)	—	(4,940)	—
Utility and other income	10,572	9,273	31,222	28,551

Property operating revenues	108,278	94,196	309,022	285,077

Property operating and maintenance	42,148	33,252	109,847	95,681
Real estate taxes	7,794	7,037	22,712	21,646
Sales and marketing, gross	3,098	—	3,098	—
Sales and marketing, deferred commissions, net	(1,598)	—	(1,598)	—
Property management	6,446	4,576	16,983	13,940

Property operating expenses	57,888	44,865	151,042	131,267

Income from property operations	50,390	49,331	157,980	153,810

Home Sales Operations:
Gross revenues from inventory home sales	5,260	8,483	18,254	26,767
Cost of inventory home sales	(5,365)	(8,117)	(18,974)	(24,364)

Gross (loss) profit from inventory home sales	(105)	366	(720)	2,403
Brokered resale revenues, net	237	305	905	1,248
Home selling expenses	(1,482)	(1,845)	(4,630)	(5,845)
Ancillary services revenues, net	607	799	1,728	2,223

(Loss) income from home sales and other	(743)	(375)	(2,717)	29

Other Income and Expenses:
Interest income	885	496	1,566	1,458
Income from other investments, net	2,783	5,323	16,398	15,407
General and administrative	(5,315)	(3,795)	(15,548)	(11,146)
Rent control initiatives	(102)	(722)	(1,967)	(2,157)
Interest and related amortization	(24,930)	(25,942)	(74,604)	(77,420)
Depreciation on corporate assets	(84)	(116)	(266)	(337)
Depreciation on real estate assets	(17,132)	(15,901)	(49,664)	(47,232)

Total other expenses, nets	(43,895)	(40,657)	(124,085)	(121,427)

Income before minority interest, equity in income of unconsolidated joint ventures and discontinued operations	5,752	8,299	31,178	32,412

Income allocated to Common OP Units	(326)	(966)	(4,282)	(4,333)
Income allocated to Perpetual OP Units	(4,032)	(4,031)	(12,104)	(12,101)
Equity in income of unconsolidated joint ventures	62	738	3,445	2,048

Income from continuing operations	1,456	4,040	18,237	18,026

Discontinued Operations:
Discontinued operations	32	96	177	234
Gain (Loss) on sale from discontinued real estate	—	6,858	(80)	11,444
(Income) allocated to Common OP Units from discontinued operations	(6)	(1,342)	(18)	(2,259)

Income from discontinued operations	26	5,612	79	9,419

Net income available for Common Shares	$1,482	$9,652	$18,316	$27,445

Net income per Common Share — Basic	$0.06	$0.40	$0.75	$1.14
Net income per Common Share — Fully Diluted	$0.06	$0.39	$0.74	$1.12

Average Common Shares — Basic	24,527	24,148	24,366	24,065
Average Common Shares and OP Units — Basic	30,181	29,984	30,119	29,946
Average Common Shares and OP Units — Fully Diluted	30,572	30,418	30,504	30,402

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Nine Months Ended
Reconciliation of Net Income to FFO and FAD	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
(amounts in 000s, except for per share data)	2008	2007	2008	2007
Computation of funds from operations:
Net income	$1,482	$9,652	$18,316	$27,445
Income allocated to common OP Units	332	2,308	4,300	6,592
Right-to-use contract sales, deferred, net (1)	4,940	—	4,940	—
Right-to-use contract commissions, deferred, net(2)	(1,598)	—	(1,598)	—
Depreciation on real estate assets and other	17,132	15,901	49,664	47,232
Depreciation on unconsolidated joint ventures	446	354	1,349	1,088
(Gain) loss on the sale of property	—	(6,858)	80	(11,444)

Funds from operations (FFO)	$22,734	$21,357	$77,051	$70,913

Non-revenue producing improvements to real estate	(5,229)	(4,467)	(10,516)	(10,850)

Funds available for distribution (FAD)	$17,505	$16,890	$66,535	$60,063

FFO per Common Share — Basic	$0.75	$0.71	$2.56	$2.37
FFO per Common Share — Fully Diluted	$0.74	$0.70	$2.53	$2.33

FAD per Common Share — Basic	$0.58	$0.56	$2.21	$2.01
FAD per Common Share — Fully Diluted	$0.57	$0.56	$2.18	$1.98

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales, if any.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions, if any.
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access(1)		Consolidated
	Quarters Ended		Quarters Ended		Quarters Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007	2008	2007
Community base rental income	$61,554	$59,366	—	—	$61,554	$59,366
Resort base rental income	26,938	25,557	2,405	—	29,343	25,557
Right-to-use annual payments	—	—	6,746	—	6,746	—
Right-to-use contracts current period, gross	—	—	5,003	—	5,003	—
Utility and other income	9,751	9,273	821	—	10,572	9,273

Property operating revenues excluding deferrals	98,243	94,196	14,975	—	113,218	94,196

Property operating and Maintenance	35,193	33,252	6,955	—	42,148	33,252
Real estate taxes	7,382	7,037	412	—	7,794	7,037
Sales and marketing, gross	—	—	3,098	—	3,098	—

Property operating expenses excluding deferrals	42,575	40,289	10,465	—	53,040	40,289

Income from property operations, excluding deferrals and Property management	55,668	53,907	4,510	—	60,178	53,907

Right-to-use contract sales deferred, net	—	—	(4,940)	—	(4,940)	—
Right-to-use contract commissions deferred net	—	—	1,598	—	1,598	—

Income from property operations, excluding Property management	55,668	53,907	1,168	—	56,836	53,907

Property management					6,446	4,576

Income from property operations					$50,390	$49,331

(1)	Amounts included are from the period from August 14, 2008 to September 30, 2008. The Company acquired the operations of Privileged Access on August 14, 2008.

Equity LifeStyle Properties, Inc.
(Unaudited)
Income from Property Operations Detail
(Amounts in thousands)

	Equity Lifestyle		Privileged Access(1)		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007	2008	2007
Community base rental income	$184,018	$177,190	—	—	$184,018	$177,190
Resort base rental income	84,568	79,336	2,405	—	86,973	79,336
Right-to-use annual payments	—	—	6,746	—	6,746	—
Right-to-use contracts current period, gross	—	—	5,003	—	5,003	—
Utility and other income	30,401	28,551	821	—	31,222	28,551

Property operating revenues excluding deferrals	298,987	285,077	14,975	—	313,962	285,077

Property operating and Maintenance	102,892	95,681	6,955	—	109,847	95,681
Real estate taxes	22,300	21,646	412	—	22,712	21,646
Sales and marketing, gross	—	—	3,098	—	3,098	—

Property operating expenses excluding deferrals	125,192	117,327	10,465	—	135,657	117,327

Income from property operations, excluding deferrals and Property management	173,795	167,750	4,510	—	178,305	167,750

Right-to-use contract sales deferred, net	—	—	(4,940)	—	(4,940)	—
Right-to-use contract commissions deferred net	—	—	1,598	—	1,598	—

Income from property operations, excluding Property management	173,795	167,750	1,168	—	174,963	167,750

Property management					16,983	13,940

Income from property operations					$157,980	$153,810

(1)	Amounts included are from the period from August 14, 2008 to September 30, 2008. The Company acquired the operations of Privileged Access on August 14, 2008.

	As Of	As Of
	Sept. 30,	December 31,
	2008	2007
Total Common Shares and OP Units Outstanding:

Total Common Shares Outstanding	24,845,630	24,348,517
Total Common OP Units Outstanding	5,577,049	5,836,043

	Sept. 30,	December 31,
	2008	2007
	(amounts in 000s)	(amounts in 000s)
Selected Balance Sheet Data:

Total real estate, net	$1,914,643	$1,901,904
Cash and cash equivalents	$52,745	$5,785
Total assets	$2,106,172	$2,032,976

Mortgage notes payable	$1,552,041	$1,556,392
Unsecured debt	$115,700	$103,000
Total liabilities	$1,804,961	$1,744,259
Minority interest	$219,141	$217,776
Total stockholders’ equity	$82,070	$70,941

Equity LifeStyle Properties, Inc.
(Unaudited)

Sites
Summary of Total Sites as of September 30, 2008:

Community sites (1)	44,800
Resort sites:
Annuals	20,100
Seasonal	8,800
Transient	8,800
Membership	24,300
Joint Ventures (2)	5,200

112,000

(1)	Includes 655 sites from discontinued operations.

(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007
Manufactured Home Site Figures and Occupancy Averages:(1)

Total Sites	44,202	44,158	44,174	44,155
Occupied Sites	39,934	39,887	39,949	39,916
Occupancy %	90.3%	90.3%	90.4%	90.4%
Monthly Base Rent Per Site	$514	$496	$512	$493
Core (2) Monthly Base Rent Per Site	$514	$496	$512	$493

	Quarters Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007
Home Sales: (1)

New Home Sales Volume (3)	87	113	323	346
New Home Sales Gross Revenues	$4,207	$8,019	$15,948	$25,045

Used Home Sales Volume (4)	134	69	302	224
Used Home Sales Gross Revenues	$1,053	$464	$2,306	$1,722

Brokered Home Resale Volume	178	202	635	769
Brokered Home Resale Revenues, net	$237	$305	$905	$1,248

(1)	Results of continuing operations, excludes discontinued operations

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The Core Portfolio includes all Properties acquired prior to December 31, 2006 and which were owned and operated during the nine months ended September 30, 2008. However, the Core Portfolio excludes Tropical Palms due to the long-term ground lease for the Property, which commenced on July 15, 2008.

(3)	Quarter and nine months ended September 30, 2008, includes 18 and 63 third-party dealer sales, respectively. Quarter and nine months ended September 30, 2007, include 14 and 37 third-party dealer sales, respectively.

(4)	Quarter and nine months ended September 30, 2008, includes zero and one third-party dealer sales, respectively. Quarter and nine months ended September 30, 2007, includes zero and five third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.
(Unaudited)

	Full Year 2008		Full Year 2009
	Low	High	Low	High
Earnings and FFO per Common Share Guidance on a fully diluted basis (unaudited):

Projected net income available for Common Shares	$0.75	$0.77	$0.63	$0.83
Projected depreciation	2.20	2.20	2.18	2.18
Projected net deferral of right-to-use sales and commissions	0.24	0.24	0.64	0.64

Projected FFO available to common shareholders	$3.19	$3.21	$3.45	$3.65

Non-GAAP Financial Measures
          Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
          FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.